UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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Set forth below is a communication sent by Stillwater Mining Company to a proxy advisory firm on April 12, 2013.

The source of the per individual limitation included in the Company’s shareholder approved 2004 equity incentive plan is Section 162(m) of the Internal Revenue Code. The analysis is a technical one, but, in summary and very generally, Section 162(m) may disallow a company compensation deduction in respect of grants in excess of the per individual grant caps in plans such as 2004 plan. When the grants at issue were made, the Company did not pay taxes against which it could deduct the value of any equity grants made. Therefore, the cap was not relevant for tax purposes. The Company does expect to be profitable for tax purposes going forward, however. The Board’s compensation committee was aware of, and had sought advice on, the terms of the equity incentive plan and viewed the limitation as a tax-related matter. Accordingly, since the Company had not been paying taxes in the relevant years, the compensation committee viewed the cap as not relevant and, in any case, modifiable without additional shareholder approval, as provided under the terms of the plan.

However, the compensation committee and Mr. McAllister determined, despite the cost to Mr. McAllister personally, the costs and distraction of litigation were not in the best interests of the Company and its shareholders and agreed the most prudent course of action would be to rescind the grants that exceeded the cap.

Per your request, below is the link to the Company’s 2004 equity incentive plan:

http://www.sec.gov/Archives/edgar/data/931948/000095013408014934/d59186exv10w2.htm